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                                                                    EXHIBIT 10.4


                                TEAM HEALTH, INC.
                          MANAGEMENT SERVICES AGREEMENT

         THIS MANAGEMENT SERVICES AGREEMENT (this "Agreement"), dated as of March 12, 1999, is by and among Team Health, Inc. (the "Company"), Madison Dearborn Partners II, L.P. ("MDCP"), Beecken, Petty & Company, L.L.C. ("Beecken") and Cornerstone Equity Investors LLC ("Cornerstone", and together with MDCP and Beecken, the "Advisors").

         WHEREAS, the Company desires to retain the Advisors and the Advisors desire to perform for the Company certain services.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. TERM. This Agreement shall be in effect for an initial term of three
(3) years commencing on the date hereof (the "Term"), and shall be automatically extended thereafter on a year to year basis unless the Company or the Advisors gives written notice of their desire to terminate this Agreement to the other parties 90 days prior to the expiration of the Term or any extension thereof.

         2. SERVICES. The Advisors shall perform or cause to be performed such services for the Company and its direct and indirect subsidiaries as directed by the Company's board of directors and agreed to by the Advisors, which may include, without limitation, the following:

         (a) general management services;

         (b) identification, support, negotiation and analysis of acquisitions and dispositions;

         (c) support, negotiation and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

         (d) finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements;

         (e) strategic planning functions, including evaluating major strategic alternatives; and

         (f) other services for the Company and its subsidiaries upon which the Company's board of directors and the Advisors agree.

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         3. ADVISORY FEES AND TRANSACTION FEES.

         (a) Payment to the Advisors for services rendered in connection with this Agreement shall be in the aggregate amount of $500,000 per year or such other amount as the parties hereto shall agree ("Advisory Fee") plus reasonable out-of-pocket expenses of the Advisors. The Advisory Fee shall be divided among the Advisors as follows: 45% of the Advisory Fee is payable to MDCP, 45% of the Advisory Fee is payable to Cornerstone and 10% of the Advisor Fee is payable to Beecken. Expenses shall be reimbursed to such Advisor as such expenses are incurred. The Advisory Fee shall be payable quarterly in advance by the Company in immediately available funds, the first such payment to be made promptly after the date hereof.

         (b) The Advisors shall be entitled to receive from the Company a transaction fee in connection with the consummation by the Company or any of its subsidiaries of the transactions contemplated by the Recapitalization Agreement, dated as of January 25, 1999, by and among the Company, MedPartners, Inc., Pacific Physician Services, Inc. and Team Health Holdings, L.L.C., in an amount equal to 1% of the aggregate value of such transaction (the "Transaction Fee"). The Transaction Fee payable to the Advisors shall be divided among the Advisors as follows: 45% of the Transaction Fee is payable to MDCP, 45% of the Transaction Fee is payable to Cornerstone and 10% of the Transaction Fee is payable to Beecken. The Transaction Fee shall be payable upon consummation of the related transaction.

         4. SUBORDINATION. The Advisors covenant and agree that the payment to the Advisors of any Advisory Fee and Transaction Fee as contemplated in this Agreement shall be subordinate and junior in right to payment to the extent provided herein to any indebtedness incurred by the Company related to (i) the Credit Agreement, dated as of the date hereof, by and among the Company, the lenders named therein, Fleet National Bank, NationsBank, N.A., NationsBanc Montgomery Securities LLC and Donaldson, Lufkin & Jenrette Securities Corporation, as amended from time to time (the "Credit Agreement") and (ii) and/or arising from the issuance of the Company's 12% Senior Subordinated Notes due 2009 (the "Senior Debt"). No payment shall be made by the Company hereunder, whether with respect to any Advisory Fee or Transaction Fee, at any time when there shall have occurred and be continuing (i) any default in the payment of all or any part of the principal or premium, if any, on any of the Senior Debt as and when the same shall become due and payable either at maturity, upon any redemption, by declaration or otherwise or (ii) any default in the payment of any installment of interest upon any of the Senior Debt or any fees payable under the Senior Debt or any taxes payable thereunder as and when the same shall become due and payable or (iii) any Event of Default under the Credit Agreement; provided, however, that following the earlier of (a) the cure, waiver or other resolution of such default or (ii) the payment in full in cash of all obligations under the Senior Debt then outstanding, all amounts that have not been paid to the Advisors due to the application of the provisions of this
Section 4 shall be promptly paid to the Advisors without requiring any demand, notice to the Company or other action on the part of the Advisors.

         5. PERSONNEL. The Advisors shall provide and devote to the performance of this Agreement such employees, affiliates and agents of the Advisors as the Advisors shall deem appropriate to the furnishing of the services required.


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         6. LIABILITY. None of the Advisors or any of their affiliates, members, partners, employees or agents shall be liable to the Company or any of its subsidiaries or affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from gross negligence, willful misconduct or bad faith on the part of any of the Advisors, their affiliates, members, partners, employees or agents acting within the scope of their employment or authority.

         7. INDEMNITY. The Company and its subsidiaries shall defend, indemnify and hold harmless each of the Advisors, their affiliates, members, partners, employees and agents from and against any and all loss, liability, damage, or expenses arising from any claim (a "Claim") by any person with respect to, or in any way related to, the performance of services contemplated by this Agreement (including attorneys' fees) (collectively, "Claims") resulting from any act or omission of any of the Advisors, their affiliates, members, partners, employees or agents, other than for Claims which shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by any of the Advisors, their affiliates, members, partners, employees or agents. The Company and its subsidiaries shall defend at its own cost and expense any and all suits or actions (just or unjust) which may be brought against any of the Advisors, and/or any of their subsidiaries and any of the Advisors, their officers, directors, affiliates, members, partners, employees or agents or in which any of the Advisors, their affiliates, members, partners, employees or agents may be impleaded with others upon any Claim or Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance hereof by the Advisors, their affiliates, members, partners, employees or agents, except that if such damage shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by any of the Advisors, their affiliates, members, partners, employees or agents, then the Advisors shall reimburse the Company for the costs of defense and other costs incurred by the Company.

         8. NOTICES. All notices or other communications required or permitted by this Agreement shall be effective upon receipt and shall be in writing and delivered personally or by overnight courier, or sent by facsimile, as follows:

                  To the Company:

                  Team Health, Inc.
                  1900 Winston Road, Suite 300
                  Knoxville, TN 37919
                  Attention: President
                  Fax No.: (423) 539-8052


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                  To MDCP:

                  Madison Dearborn Partners II, L.P.
                  Three First National Plaza, Suite 3800
                  Chicago, IL 60602
                  Attention: Timothy Sullivan
                  Fax No: (312) 895-1001


                  To Cornerstone:

                  Cornerstone Equity Investors IV LLC
                  717 Fifth Avenue, Suite 1100
                  New York, NY 10022
                  Attention: Dana J. O'Brien
                  Fax No.: (212) 826-6798

                  To Beecken:

                  Beecken, Petty & Company, L.L.C.
                  901 Warrenville Road, Suite 205
                  Lisle, IL 60532
                  Attention: Kenneth O'Keefe
                  Fax No.: (630) 435-0370

                  with a copy to:

                  Kirkland & Ellis
                  200 East Randolph Drive
                  Chicago, Illinois 60601
                  Attn: Sanford E. Perl
                  Fax No.: (312) 861-2200


         9. ASSIGNMENT. No party hereto may assign any obligations hereunder to any other party without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld; provided, however, that, notwithstanding the foregoing, the Advisors may assign their rights and obligations under this Agreement to any of their affiliates without the consent of the Company.

         10. SUCCESSORS. This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties hereto.


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         11. COUNTERPARTS. This Agreement may be executed and delivered by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute but one and the same agreement.

         12. ENTIRE AGREEMENT; MODIFICATION; GOVERNING LAW. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supercede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications of this Agreement nor waiver of the terms or conditions hereof shall be binding upon any party hereto unless approved in writing by an authorized representative of such party. All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

                                    * * * * *


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         IN WITNESS WHEREOF, the parties have executed this Management Services
Agreement as of the date first written above.


                                TEAM HEALTH, INC.

                                By: _______________________________________
                                Its:  _____________________________________


                                MADISON DEARBORN PARTNERS II, L.P.

                                By:      Madison Dearborn Partners, Inc.
                                Its:     General Partner

                                         By: ______________________________
                                         Its: _____________________________


                                CORNERSTONE EQUITY INVESTORS LLC

                                By: ______________________________________
                                Its: _____________________________________


                                BEECKEN, PETTY & COMPANY, L.L.C.

                                By: ______________________________________
                                Its: _____________________________________


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